Exhibit (10.2)

EASTMAN KODAK COMPANY EXECUTIVE COMPENSATION FOR EXCELLENCE AND LEADERSHIP
(AS AMENDED AND RESTATED JANUARY 1, 2014)

ARTICLE 1 - Purpose, Effective Date and Term of Plan

1.1 Purpose
The purposes of the Plan are to provide an annual incentive to Executives of Kodak to put forth maximum efforts toward the continued growth and success of Kodak, to encourage such Executives to remain in the employ of Kodak, to assist Kodak in attracting and motivating new Executives on a competitive basis, and to endeavor to qualify the Awards granted to Covered Employees under the Plan as performance-based compensation as defined in Section 162(m) of the Code. The Plan is intended to apply to Executives of Kodak in the United States and throughout the world.

The Plan is intended to qualify for exemption from Section 409A of the Code, by reason of the short-term deferral rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. No person acquires a legally binding right to any Award hereunder until the year following the Performance Period. Awards will be paid in the calendar year following the close of the Performance Period, unless deferred under a separate plan pursuant to Article 9.

1.2 Effective Date
The Plan, in its amended and restated form, will be effective as of January 1, 2014.

ARTICLE 2 - Definitions

2.1 Actual Award Pool
“Actual Award Pool” means, for a Performance Period, the amount determined in accordance with Section 7.2(d). The Actual Award Pool for a Performance Period determines the aggregate amount of all the Awards that are to be issued under the Plan for such Performance Period.

2.2 Award
“Award” means the compensation granted to a Participant by the Committee for a Performance Period pursuant to Articles 7 and 8. All Awards shall be issued in the form specified by Article 5.

2.3 Award Pool
“Award Pool” means, for a Performance Period, the dollar amount calculated in accordance with Section 7.2(b) by applying the Performance Formula for such Performance Period against the Performance Goals for the same Performance Period.

2.4 Award Payment Date(s)
“Award Payment Date(s)” means, for each Performance Period, the date(s) that the amount of the Award for that Performance Period shall be paid to the Participant under Article 8, without regard to any election to defer receipt of the Award made by the Participant under Article 9 of the Plan.

2.5 Board
“Board” means the Board of Directors of the Company.

2.6 Cause
“Cause” means (a) the willful and continued failure by an Executive to substantially perform his or her duties with his or her employer after written warnings identifying the lack of substantial performance are delivered to the Executive by his or her employer to specifically identify the manner in which the employer believes that the Executive has not substantially performed his or her duties; or (b) the willful engaging by an Executive in illegal conduct which is materially and demonstrably injurious to the Company or any of its Subsidiaries.

2.7 CEO
“CEO” means the Chief Executive Officer of the Company.

2.8 Code
“Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

2.9 Committee
“Committee” means the Executive Compensation  Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan; provided that the Committee shall consist of two or more directors, each of whom are both a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code and the applicable regulation thereunder.

2.10 Common Stock
“Common Stock,” means the common stock, $.01 par value per share, of Kodak that may be newly issued or treasury stock.

2.11 Company
“Company” means Kodak and its Subsidiaries.

2.12 Covered Employee
“Covered Employee” means an Executive whom is either a “Covered Employee” within the meaning of Section 162(m) of the Code or an Executive who the Committee has identified as a potential “Covered Employee” within the meaning of Section 162(m) of the Code.

2.13 Disability
“Disability” means a disability under the terms of any long-term disability plan maintained by the Company or a Subsidiary.

2.14 Effective Date
“Effective Date” means the date an Award is determined to be effective by the Committee upon its grant of such Award.

2.15 Exchange Act or Act
“Exchange Act” or “Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

2.16 Executive
“Executive” means an employee who has signed an Eastman Kodak Company Employee Agreement or a valid employee agreement of a Subsidiary, and is a salaried employee of the Company or a Subsidiary at the executive level in wage grade 48 or above, or the equivalent thereof.

2.17 Kodak
“Kodak” means Eastman Kodak Company.

2.18 Negative Discretion
“Negative Discretion” means the discretion granted to the Committee pursuant to Section 7.2(c) to reduce or eliminate the portion of the Award Pool allocated to a Covered Employee.

2.19 Participant
“Participant,” means for a Performance Period, an Executive who is designated to participate in the Plan for the Performance Period pursuant to Article 3.

2.20 Performance Criteria
“Performance Criteria” means one or more of the following for the Company on a consolidated basis and/or for any Subsidiary, division, strategic product group, segment, business unit and/or one or more product lines:  return on assets; return on net assets; return on equity; return on shareholder equity; return on invested capital; return on capital; total shareholder return; share price; improvement in and/or attainment of expense levels; improvement in and/or attainment of cost levels, selling, general and administrative expense (“SG&A”); SG&A as a percent of revenue; costs as a percent of revenue; productivity objectives; unit manufacturing costs; gross profit margin; operating margin; cash margin; earnings per share; earnings from operations; segment earnings from operations; earnings; earnings before taxes; earnings before interest and taxes (EBIT); earnings before interest, taxes, depreciation and amortization (EBITDA); revenue measures; number of units sold; number of units installed; revenue per employee; market share; market position; working capital measures; inventory; accounts receivable; accounts payable; cash conversion cycle; cash flow; cash generation; net cash generation; proceeds from asset sales; free cash flow; investable cash flow; capital expenditures; capital structure measures; cash balance; debt levels; equity levels; economic value added models; defective parts per million (DPPM); manufacturing yield metrics; technology milestones; commercialization milestones; customer metrics; customer satisfaction; consumable burn rate; installed base; repeat customer orders; acquisitions; divestitures; employee metrics; employee engagement; employee retention; employee attrition; workforce diversity; and diversity initiatives, in each case, measured either annually or cumulatively over a period of years, on an absolute basis and/or relative to a pre-established target and/or plan, to previous years’ results, as a percentage of revenue, and/or to a designated comparison group.

2.21 Performance Formula
“Performance Formula” means, for a Performance Period, the one or more objective formulas applied against the Performance Goals to determine the Award Pool for the Performance Period. The Performance Formula for a Performance Period shall be established in writing by the Committee within the first 90 days of the Performance Period (or, if later, within the maximum period allowed pursuant to Section 162(m) of the Code).

2.22 Performance Goals
“Performance Goals” means, for a Performance Period, the one or more goals for the Performance Period established by the Committee in writing within the first 90 days of the Performance Period (or, if longer, within the maximum period allowed pursuant to Section 162(m) of the Code) based upon the Performance Criteria. The Committee is authorized at any time during the first 90 days of a Performance Period, or at any time thereafter in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants, (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; and (c) in view of the Committee’s assessment of the business strategy of the Company, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant. However, to the extent the exercise of such authority after the first 90 days of a Performance Period would cause the Awards granted to the Covered Employees for the Performance Period to fail to qualify as “Performance-Based Compensation” under Section 162(m) of the Code, then such authority shall only be exercised with respect to those Participants who are not Covered Employees.

2.23 Performance Period
“Performance Period” means Kodak’s fiscal year.

2.24 Plan
“Plan” means the Executive Compensation for Excellence and Leadership plan.

2.25 Retirement
“Retirement” means, in the case of a Participant employed by the Company, voluntary termination of employment: (i) on or after age 55 where the Participant has 10 or more years of service; or (ii) on or after age 65. In the case of a Participant employed by a Subsidiary, “Retirement” means early or normal retirement under the terms of the Subsidiary’s retirement plan, or if the Subsidiary does not have a retirement plan, termination of employment on or after age 65. A Participant must voluntarily terminate his or her employment in order for his or her termination of employment to be for “Retirement.”

2.26 Subsidiary
Subsidiary means a corporation or other business entity in which Kodak directly or indirectly has an ownership interest of at least 50%.

2.27 Target Award
“Target Award” means, for a Performance Period, the target award amounts established for each wage grade by the Committee for the Performance Period. A Participant’s Target Award for a Performance Period is expressed as a percentage of his or her annual base salary in effect as of the last day of the Performance Period. The Target Awards shall serve only as a guideline in making Awards under the Plan. Depending upon the Committee’s exercise of its discretion pursuant to Sections 7.2(c), (d) and (e), but subject to Section 7.3, a Participant may receive an Award for a Performance Period that may be more or less than the Target Award for his or her wage grade for that Performance Period. Moreover, the fact that a Target Award is established for a Participant’s wage grade for a Performance Period shall not in any manner entitle the Participant to receive an Award for such period.

2.28 Total Target Cash Compensation
“Total Target Cash Compensation” means the Participant’s annual base salary and annual variable pay opportunity at target, excluding any special performance-based or non-performance-based payments during the Performance Period.

ARTICLE 3 - Eligibility

Executive Officers under Section 16 of the Exchange Act (“Section 16 Officers”) participate in this Plan each Performance Period. Other Executives are eligible to participate in the Plan, provided that, certain Executives may not be eligible to participate in the Plan where the Company or a Subsidiary has designated them as participants in an alternative variable pay plan or sales incentive compensation plan for all or a portion of the Performance Period. However, the fact that an Executive is a Participant for a Performance Period shall not in any manner entitle such Participant to receive an Award for the period. The determination as to whether or not such Participant shall be paid an Award for such Performance Period shall be decided solely in accordance with the provisions of Articles 7 and 8 hereof.

ARTICLE 4 - Plan Administration

4.1 Responsibility
The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms.

4.2 Authority of the Committee
The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right: to interpret the Plan, to determine eligibility for participation in the Plan, to decide all questions concerning eligibility for and the amount of Awards payable under the Plan, to establish and administer the Performance Goals and certify whether, and to what extent, they are attained, to construe any ambiguous provision of the Plan, to correct any default, to supply any omission, to reconcile any inconsistency, to issue administrative guidelines as an aid to administer the Plan, to make regulations for carrying out the Plan and to make changes in such regulations as it from time to time deems proper, and to decide any and all questions arising in the administration, interpretation, and application of the Plan. In addition, in order to enable Executives who are foreign nationals or are employed outside the United States or both to receive Awards under the Plan, the Committee may adopt such amendments, procedures, regulations, subplans and the like as are necessary or advisable, in the opinion of the Committee, to effectuate the purposes of the Plan.

4.3 Discretionary Authority
The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan including, without limitation, its construction of the terms of the Plan and its determination of eligibility for participation and Awards under the Plan. It is the intent of the Plan that the decisions of the Committee and its actions with respect to the Plan shall be final, binding and conclusive upon all persons having or claiming to have any right or interest in or under the Plan.

4.4 Section 162(m) of the Code
With regard to all Covered Employees, the Plan shall for all purposes be interpreted and construed in accordance with Section 162(m) of the Code.  All terms in this Plan referring to actions to be taken within the first 90 days of the Performance Period (or within the maximum period allowed pursuant to Section 162(m) of the Code) are for the purpose of compliance with Section 162(m) of the Code, and in no event shall a failure to meet such timelines constitute a breach of the terms of the Plan.

4.5 Delegation of Authority
Except to the extent prohibited by law, the Committee may delegate some or all of its authority under the Plan to any person or persons as long as any such delegation is in writing; provided, however, only the Committee or a subset of the Committee consisting of at least two outside non-employee members, may select and grant Awards to Participants who are Covered Employees.

ARTICLE 5 - Form of Awards

All Awards will be paid in cash or Common Stock, or a combination thereof, at the discretion of the Committee. To the extent an award is paid in Common Stock, such Stock will be issued under the 2013 Omnibus Long-Term Compensation Plan of Eastman Kodak Company, or any applicable successor plan.

ARTICLE 6 - Setting Performance Goals and Performance Formula

Within the first 90 days of a Performance Period (or, if longer, within the maximum period allowed pursuant to Section 162(m) of the Code), the Committee shall establish in writing:

(a)	the one or more Performance Goals for the Performance Period based upon the Performance Criteria;

(b)	the one or more Performance Formulas for the Performance Period;

(c)
an objective means of allocating, on behalf of each Covered Employee, a portion of the Award Pool (not to exceed the amount set forth in Section 7.3(b)) to be granted, subject to the Committee’s exercise of Negative Discretion, for such Performance Period in the event the Performance Goals for such period are attained; and

(d)
an administrative guide setting forth terms and conditions governing the Performance Period, which may include but not be limited to specific terms relating to the Performance Criteria, Performance Goals, Performance Formula or the manner in which the Performance Goals, Performance Criteria or Performance Formula shall be calculated or determined.

ARTICLE 7 - Award Determination

7.1 Certification

(a)
In General. As soon as practicable following the availability of performance results for the completed Performance Period, the Committee shall determine the Company's performance in relation to the Performance Goals for that period and certify in writing whether the Performance Goals were satisfied.

(b)
Performance Goals Achieved.  If the Committee certifies that the Performance Goals for a Performance Period were satisfied, it shall determine the Awards for such Performance Period by following the procedure described in Section 7.2.  During the course of this procedure, the Committee shall certify in writing for the Performance Period the amount of: (i) the Award Pool; and (ii) the Award Pool to be allocated to each Covered Employee in accordance with Section 7.2(c).

(c)	Performance Goals Not Achieved. In the event the Performance Goals for a Performance Period are not satisfied, the limitation contained in Section 7.3(c) shall apply to the Covered Employees.

7.2 Calculation of Awards

(a)	In General. As detailed below in the succeeding provisions of this Section 7.2, the procedure for determining Awards for a Performance Period involves the following steps:

(i)	determining the Award Pool;

(ii)	allocating the Award Pool to Covered Employees;

(iii)	determining the Actual Award Pool; and

(iv)	allocating the Actual Award Pool among individual Participants other than Covered Employees.

Upon completion of this process, any Awards earned for the Performance Period shall be paid in accordance with Article 8.

(b)
Determining Award Pool. The Committee shall determine the Award Pool for the Performance Period by applying the Performance Formula for such Performance Period against the Performance Goals for the same Performance Period.

(c)
Allocating Award Pool to Covered Employees. The Committee shall determine, by way of the objective means established pursuant to Article 6, the portion of the Award Pool that is to be allocated to each Covered Employee for the Performance Period. The Committee shall have no discretion to increase the amount of any Covered Employee’s Award as so determined, but may through Negative Discretion reduce the amount of or totally eliminate such Award if it determines, in its absolute and sole discretion, that such a reduction or elimination is appropriate.

(d)
Determining Actual Award Pool. The Committee may use its discretion to adjust upward or downward the amount of the Award Pool for any Performance Period. No such adjustment will, however, increase the amount of the Awards paid to the Covered Employees for the Performance Period as determined under Section 7.2(c). To the extent the Committee determines to exercise discretion with regard to the Award Pool for a Performance Period, the amount remaining after such adjustment shall be the Actual Award Pool for the Performance Period. Thus, if the Committee elects not to exercise discretion with respect to the Award Pool for a Performance Period, the amount of the Actual Award Pool for the Performance Period will equal the amount of the Award Pool for such period.

(e)
Allocating Actual Award Pool to Individual Participants Other Than Covered Employees. The CEO shall, in his or her sole and absolute discretion, determine for each Participant, other than those that are Covered Employees or Section 16 Officers, the portion, if any, of the Actual Award Pool that will be awarded to such Participant for the Performance Period. By way of illustration, and not by way of limitation, the CEO may, but shall not be required to, consider: (1) the Participant’s position and level of responsibility, individual merit, and contribution to the success of the Company and Target Award; (2) the performance of the Company or the organizational unit of the Participant based upon attainment of financial and other performance criteria and goals; and (3) business unit, division or department achievements. For Section 16 Officers who are not Covered Employees, the CEO shall recommend the Award, if any, for each Participant to the Committee for its approval.

7.3 Limitations on Awards
The provisions of this Section 7.3 shall control over any Plan provision to the contrary.

(a)	Maximum Award Pool. The total of all Awards granted for a Performance Period shall not exceed the amount of the Actual Award Pool for such Performance Period.

(b)	Maximum Award Payable to Covered Employees. The maximum Award payable to any Covered Employee under the Plan for a Performance Period shall be $5,000,000.

(c)	Attainment of Performance Goals. The Performance Goals for a Performance Period must be achieved in order for a Covered Employee to receive an Award for such Performance Period.

ARTICLE 8 - Payment of Awards for a Performance Period

8.1 Termination of Employment
In general, except as set forth in this Section 8.1, a Participant must be employed on the last day of the Performance Period in order to be eligible to be considered for an Award under the Plan for the applicable Performance Period; provided that, in the administrative guide accompanying the Plan for each Performance Period, the Committee shall determine: (i) rules, if any, regarding the treatment of a Participant under the Plan in the event of the Participant’s termination of employment under certain circumstances prior to the end of the Performance Period, and (ii) rules, if any, regarding the treatment of a Participant under the Plan in the event of the Participant’s termination of employment under certain circumstances after the Performance Period but prior to the Award Payment Date(s). Any Award paid to a Participant whose employment terminates either prior to the end of the Performance Period or prior to the Award Payment Date(s) shall be determined according to Article 7 and shall be paid according to Section 8.2.

8.2 Timing of Award Payments
Unless deferred pursuant to Article 9 hereof , the Awards granted for a Performance Period shall be paid to Participants on the Award Payment Date(s) for such Performance Period, which date(s) shall occur during the calendar year immediately following the Performance Period.

ARTICLE 9 - Deferral of Awards

At the discretion of the Committee, a Participant may, subject to such terms and conditions as the Committee may determine, elect to defer payment of all or any part of any Award which the Participant might earn with respect to a Performance Period and which is paid in cash by complying with such procedures as the Committee may prescribe. Any Award, or portion thereof, upon which such an election is made shall be deferred into, and be subject to the terms, conditions and requirements of, the Eastman Kodak Employees’ Savings and Investment Plan or any other applicable deferred compensation plan of the Company or a Subsidiary.

ARTICLE 10 - Miscellaneous

10.1 Nonassignability
No Awards under the Plan shall be subject in any manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution), assignment, pledge, or encumbrance, nor shall any Award be payable to anyone other than the Participant to whom it was granted.

10.2 Withholding Taxes
The Company shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment.

10.3 Amendments to Awards
The Committee may at any time unilaterally amend any unearned, deferred or unpaid Award, including, but not by way of limitation, Awards earned but not yet paid, to the extent it deems appropriate.

10.4 No Right to Continued Employment or Grants
Participation in the Plan shall not give any Executive any right to remain in the employ of the Company or a Subsidiary. The Company or, in the case of employment with a Subsidiary, the Subsidiary, reserves the right to terminate any Executive at any time. Further, the adoption of this Plan shall not be deemed to give any Executive or any other individual any right to be selected as a Participant or to be granted an Award.

10.5 Amendment/Termination
The Committee may suspend or terminate the Plan at any time with or without prior notice. In addition, the Committee, or any person to whom the Committee has delegated the requisite authority, may, from time to time and with or without prior notice, amend the Plan in any manner, but may not without shareholder approval adopt any amendment which would require the vote of the shareholders of Kodak pursuant to Section 162(m) of the Code, but only insofar as such amendment affects Covered Employees.

10.6 Governing Law
The Plan shall be governed by and construed in accordance with the laws of the State of New York, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

10.7 No Right, Title, or Interest in Company Assets
To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company and the Participant shall not have any rights in or against any specific assets of the Company. All of the Awards granted under the Plan shall be unfunded.

10.8 No Guarantee of Tax Consequences
No person connected with the Plan in any capacity, including, but not limited to, Kodak and its Subsidiaries and their directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, Federal, state and local income, estate and gift tax treatment, will be applicable with respect to amounts deferred under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

10.9 Compliance with Section 162(m)
If any provision of the Plan would cause the Awards granted to a Covered Employee not to constitute qualified Performance-Based Compensation under Section 162(m) of the Code, that provision, insofar as it pertains to the Covered Employee, shall be severed from, and shall be deemed not to be a part of, this Plan, but the other provisions hereof shall remain in full force and effect.

10.10 Exemption from Section 409A
The Plan is intended to be exempt from Section 409A of the Code, and shall be construed and administered accordingly.